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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-46930

                           PROSPECTUS ADDENDUM
                           (TO PROSPECTUS SUPPLEMENT DATED APRIL 24, 2002 AND PROSPECTUS DATED FEBRUARY 27, 2003)

          UBS AG

        $100,000,000 VARIABLE RATE CREDIT LINKED NOTES DUE MARCH 14, 2003 (LINKED TO THE CREDIT OF GENERAL ELECTRIC CAPITAL CORPORATION)

        The initial offering of these securities took place in April 2002. When we initially offered these securities, we prepared a prospectus supplement dated April 24, 2002. We delivered this prospectus supplement attached to a "base" prospectus dated May 17, 2001.

        We have now prepared a new "base" prospectus, dated February 27, 2003. This new base prospectus replaces the original base prospectus dated May 17, 2001. However, since the terms of the securities have remained the same, we are continuing to use the original prospectus supplement.

        As a result, you should read the attached prospectus supplement, which gives the specific terms of your securities, together with the attached new base prospectus dated February 27, 2003. When you read these documents, please note that:

             - Any references in the prospectus supplement to the
               original base prospectus dated May 17, 2001 should be read to refer instead to the attached new base prospectus dated February 27, 2003.

             - Any references to the section "Description of Notes We May
               Offer" in the original base prospectus now refer instead to the section "Description of Debt Securities We May Offer" in the new base prospectus.

             - Any references to the section "Legal Ownership of Notes"
               in the original base prospectus now refer instead to the section "Legal Ownership and Book-Entry Issuance" in the new base prospectus.

             - Any references to the section "U.S. Tax
               Considerations--Original Issue Discount--Short-Term Notes" in the original base prospectus now refer instead to the section "U.S. Tax Considerations--Original Issue
               Discount--Short-Term Debt Securities" in the new base prospectus.

        In addition, please disregard the table of contents for the original base prospectus dated May 17, 2001 that is provided in the attached prospectus supplement. A table of contents for the new base prospectus is provided on page 2 of the new base prospectus.

        UBS AG, UBS Warburg LLC and other affiliates of UBS AG may use this prospectus addendum, together with the attached prospectus supplement and new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see "Supplemental Plan of Distribution" in the attached prospectus supplement and "Plan of Distribution" in the attached base prospectus.

        UBS WARBURG
        Prospectus Addendum dated February 27, 2003
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